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EXHIBIT 99.1

Amended and Restated License Agreement

EXHIBIT 99.1

AMENDED AND RESTATED LICENSE AGREEMENT

        This Amended and Restated License Agreement ("Agreement"), dated as of April 30, 2002, is between Two Way TV Limited ("Licensor"), a corporation organized under the laws of England and Wales, having its principal office at Two Way TV Limited, Beaumont House, Kensington Village, Avonmore Road, London, England W14 8TS, and Two Way TV (US), Inc. ("Licensee"), a Delaware corporation having its principal office at 300 De Haro Street, Suite 342, San Francisco, California 94103 U.S.A. (hereinafter collectively referred to as the "Parties" and individually as a "Party").

RECITALS

A.
Licensor, Licensee (then known as "TWIN Entertainment Inc.") and Interactive Network, Inc., a California corporation ("IN"), previously entered into that certain Joint Venture License Agreement, dated as of January 31, 2000 (the "Joint Venture License").

B.
Pursuant to an Agreement and Plan of Reorganization among Licensor, Licensee and IN, dated May 31, 2001 (the "Reorganization Agreement"), the parties agreed to merge IN into Licensee, and to amend and restate the Joint Venture License in accordance with the terms hereof.

        ACCORDINGLY, in consideration of the mutual covenants and promises contained herein, the Parties agree to amend and restate the Joint Venture License in its entirety as follows:

1.    DEFINITIONS.

        As used in this Agreement, the following terms shall have the following meanings:

1.1
"Applicable Law" shall mean, as to any person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such person or any of its properties.

1.2
"Associated Agreements" shall mean the Reorganization Agreement and the Branding Agreement, Escrow Agreement, Stockholders Agreement and Investors Rights Agreement, all of even date herewith, among Licensor, Licensee and the other parties named therein.

1.3
"Confidential Information" shall mean information or materials disclosed to a Party by another Party that are marked as "Confidential" or "Proprietary" or, if disclosed orally, identified as such at the time of disclosure and reduced by the disclosing Party to written form marked "Confidential" or "Proprietary" within twenty (20) days after oral disclosure. "Confidential Information" shall include, whether or not marked "Confidential" or "Proprietary," all source code of either Party.

1.4
"Current Licensor Technology" shall mean all of the Licensor Technology and Licensor's Proprietary Rights developed, reduced to practice and/or existing prior to the Effective Date. A summary listing of certain key items of Current Licensor Technology is set forth in Exhibit B.

1.5
"Customer" shall mean a Person having a valid business or residential mailing address in the Territory (which is not a post office box number unless there is another valid mailing address in the Territory) who receives Licensee services or products in the Territory. Customers may include, without limitation, telecommunications service, equipment and content providers; Internet service providers; cable television service, equipment and content providers; satellite television service, equipment and content providers; and end user consumers in the Territory.

1.6
"Derivative Work" shall mean a "derivative work" or "compilation" within the meaning of such terms under the U.S. Copyright Act (17 U.S.C. § 101 et seq.), which meaning is as follows: a "derivative work" is a work based upon one or more preexisting works, such as a translation, abridgment, condensation, or any other form in which a work may be recast, transformed, or adapted, or a work consisting of editorial revisions, annotations, elaborations, or other modifications which, as a whole, represent an original work of authorship; and a "compilation" is a work formed by the collection and assembling of preexisting materials or of data that are selected, coordinated, or arranged in such a way that the resulting work as a whole constitutes an original work of authorship, and including collective works.

1.7
"Effective Date" shall mean the date of Closing, as defined in the Reorganization Agreement.

1.8
"Governmental Authority" shall mean any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

1.9
"Gross Revenues" shall mean the total revenues derived in the Territory from the sale, licensing, provision and distribution of products, services and technology and intellectual property rights by Licensee and its Subsidiaries, without duplication, less any sales, excise and consumption taxes and customs duties levied in respect of such transactions, accepted returns of the pertinent items, bona fide price adjustments (including distributor price adjustments), commissions, and any packing, shipping, transportation and insurance costs related to the sale of such items which costs are passed through to (i.e., the actual costs incurred are billed on to) a Customer or other Person.

1.10
"Handset Technology," as used herein, shall mean the subset of Licensor Technology comprising inventions, whether patented or not, software, hardware and knowhow that enable the transmission of data between a handheld transmitting device (e.g., a set-top box remote control device) and a receiving device (e.g., a set-top box) or between a set-top box to a handheld or other "slave" device.

1.11
"Licensed Marks" shall mean all trademarks, service marks, trade names, logos and marks now owned or hereafter developed, acquired or used by Licensor in connection with the Licensor Technology Related to Licensee Business, and including without limitation the names "Two Way" and "Two Way TV."

1.12
"Licensee Business" shall mean the business activities expected to be conducted by Licensee as described in Exhibit A, and any additional business activities contained in any future business plan of Licensee or amendment thereto, which additional activities have been approved by the Board of Directors of Licensee and by Licensor.

1.13
"Licensee Derivative Works" shall mean Derivative Works based on the Licensor Technology licensed to Licensee hereunder which are developed solely by (or under contract for) Licensee, and include without limitation Localizations of the Licensor Technology and Licensed Marks.

1.14
"Licensee Technology" shall mean all of Licensee's content, interactive content, software (in source code, object code, byte code, script, or other form), technologies, inventions, know-how, trade secrets, market and test data, technical data, techniques, methods, processes, and other technological materials or information that is wholly owned by Licensee (excluding all of the Licensor Technology, and associated Proprietary Rights thereto, that are licensed to Licensee hereunder).

1.15
"Licensor Technology" shall mean all of Licensor's existing and future: content, interactive content, software (in source code, object code, byte code, script, or other form), software documentation, technologies, inventions, know-how, trade secrets, Handset Technology, circuit diagrams, schematics, logic-flow diagrams, market and test data, technical data, techniques, methods, processes, and other technological materials and information that are wholly owned by Licensor or as to which, and only to the extent and subject to the conditions under which, Licensor has the right, as of the Effective Date or thereafter during the term of this Agreement, to grant licenses or sublicenses of the scope granted herein, without such grant resulting in the payment of royalties or other consideration to third parties (unless and until Licensor is reimbursed for any payments so made, in which case such information shall be included within Licensor Technology for any license or sublicense to Licensee) except for payments to a Subsidiary of Licensor, if any, or payments to third parties for Licensor Technology developed or created by such third parties while employed by Licensor or any Subsidiary thereof. Licensor Technology includes all of the foregoing and any improvements, enhancements and upgrades thereto hereafter developed or acquired by Licensor.

1.16
"Localization" shall mean the adaptation of the Licensor Technology for purposes of developing the Licensee services and products and conducting the Licensee Business, including the conversion of art and other materials (including logos, if any) to American English for use in connection with the Licensee services and products. Any modification of the Licensed Marks shall be mutually agreed upon by the Parties in writing.

1.17
"Person" shall mean a natural individual, Governmental Authority, legal entity, partnership, firm, corporation or other association.

1.18
"Proprietary Rights" shall mean, collectively, Patents, Trade Secrets, Copyrights, Moral Rights, rights in trade dress, design and maskwork rights, any rights analogous to those set forth in the preceding clauses, and all other intellectual property rights and proprietary rights, excluding trademarks and service marks, whether arising under the laws of the United States or any other state, country or jurisdiction in each case now existing or hereafter developed or coming into existence during the term of this Agreement. For purposes of this Agreement: (a) "Patents" shall mean all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; (b) "Trade Secrets" shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) "Copyrights" shall mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all right, title and interest in related applications and registrations throughout the world; and (d) "Moral Rights" shall mean any right to claim authorship, to prevent modification or other derogatory action in relation to the subject work, to withdraw from or control distribution, and any similar rights, existing under the law of any country or under any treaty, regardless of whether such right is referred to as a "moral right."

1.19
"Related to Licensee Business" shall mean useful to, relevant to or capable of being used in connection with the Licensee Business, as broadly interpreted and as determined in accordance with Section 2.4 ("Determination of ‘Related to Licensee Business' ") with respect to Licensor's Proprietary Rights and Licensor Technology that are developed or reduced to practice or that come into existence on or after the Effective Date.

1.20
"Subsidiary," with respect to a Party, shall mean any corporation, partnership or other entity, more than fifty percent (50%) of whose shares or ownership interests entitled to vote for the election of directors (other than any shares whose voting rights are subject to restriction) or, in the case of a noncorporate entity, the equivalent interests, are owned or controlled by such party, directly or indirectly, now or hereafter, but such corporation, partnership or other entity shall be deemed to be a Subsidiary only for so long as such ownership or control exists. In no event for purposes of this Agreement shall Licensor be deemed to be a Subsidiary of Licensee.

1.21
"Territory" shall mean (a) the United States of America and all its territories, and Canada, and (b) such additional countries and jurisdictions as Licensor and Licensee may hereafter mutually agree in writing to include in the definition of "Territory."

2.    LICENSES.

2.1
Licensor License. Subject to all the terms and conditions of this Agreement, Licensor hereby grants to Licensee a royalty-free, perpetual (subject to termination under Section 15 ("Term and Termination; Termination of Support Fees")), non-transferable license under all of Licensor's Proprietary Rights (exclusive of the Licensed Marks and subject to the Licensor Right of First Refusal set forth in Section 2.6 below), in the Territory, to:

(a)
Reproduce, publicly perform, publicly display, modify, distribute and otherwise use the Current Licensor Technology, the Licensor Technology Related to Licensee Business, and any Licensee Derivative Works thereof, including without limitation the rights to perform Localization and to create Licensee Derivative Works;

(b)
Reproduce and otherwise use the Current Licensor Technology, the Licensor Technology Related to Licensee Business, and Licensee Derivative Works for back-up, archival, maintenance, and technical support purposes;

(c)
Make, have made (which terms shall include the acts of assembling and/or testing), use, sell, offer for sale, import, lease and otherwise dispose of products and services in the Territory; and

(d)
Only during the periods when the license granted in this Section 2.1 ("Licensor License") is exclusive, sublicense any of the foregoing rights in the Territory on a non-exclusive basis, provided that the other terms and conditions of any such sublicense are substantially similar to the terms and conditions of this Agreement, provided further that any such sublicense (or amendment or extension thereof) shall be subject to the prior written approval of Licensor, which approval shall not be unreasonably withheld, provided further that Licensee shall provide written notice to Licensor of the name and address of each sublicensee promptly upon entering any such sublicense, and provided further that such right to sublicense shall terminate immediately and automatically upon any conversion of the license grant in this Section 2.1 ("Licensor License") from exclusive to non-exclusive in accordance with the terms hereof. This right to sublicense shall not include the right of any sublicensee to grant further sublicenses. Notwithstanding the foregoing, Licensee may use the Current Licensor Technology, the Licensor Technology Related to Licensee Business, and/or any Licensee Derivative Works thereof to provide services within the Territory to end-users, directly or through non-exclusive arrangements with one or more multi-system operators or other on-line or cable distributors ("Third Party Arrangements"), without the prior written approval of Licensor; provided, however, that each such distributor must provide such services directly to end-users and not to other third parties for redistribution, and provided further that such end-users shall not be permitted to install, reproduce, modify, transfer or distribute any of the Current Licensor Technology, the Licensor Technology Related to Licensee Business, or any Licensee Derivative Works without the prior express written consent of Licensor.

        The license contained in this Section 2.1 ("Licensor License") is exclusive (even as against Licensor), subject to Section 7.2(b) ("Casco Agreement"), Section 15.2 ("Termination or Conversion of Licenses upon Material Breach by Licensee") and any other license arrangements between Licensor and any third parties described in Section 7 ("Other Licensor Obligations").

2.2
Territorial Considerations. The foregoing licenses in Section 2.1 ("Licensor License") include the following:

(a)
The incidental use of Licensee products and services by Customers while outside of the Territory, but Licensee shall not promote such access;

  (b)
  The incidental access to portions of Licensee products and services from outside the Territory via any and all telephonic, broadcast and electronic gateways and distribution channels, including without limitation telephone, television, Internet, satellite and other wireless broadcast, and cable networks, by third parties other than Customers by virtue of the accessibility of Licensee products and services through the Internet and wireless transmission media and methods, but Licensee shall not promote such access;

  (c)
  The caching in the Territory of content, software, and other portions of the Licensor Technology and Licensee Derivative Works by Internet Service Providers and other third parties providing network and infrastructure services for electronic and other gateways and distribution channels; and

  (d)
  Other ancillary and limited uses of or access to the Licensor Technology and Licensee Derivative Works by third parties other than Customers reasonably related to Licensee's implementation and delivery of Licensee products and services in the Territory.

        Notwithstanding the provisions of this Section 2.2 ("Territorial Considerations"), Licensee shall make its best commercial efforts to discourage third parties' and Customers' access to or use of Licensee's products and services outside the Territory and shall make reasonable efforts, if commercially feasible and practical, to prevent access to or use of Licensee's products and services outside the Territory.

2.3
Licensor Reservation of Rights. The Parties agree that Licensor shall have no obligation to license to Licensee, or provide support to Licensee for, Licensor Technology or Licensor's Proprietary Rights independently developed by Licensor after the Effective Date or coming into existence after the Effective Date which are entirely new and not Related to Licensee Business, but any such Licensor Technology and Licensor's Proprietary Rights shall nevertheless be offered to Licensee on a right of first refusal basis in accordance with Section 2.5 ("Licensee Right of First Refusal to License Other Technology of Licensor") (i.e., only if Licensor wishes to make it available to any third party in the Territory). For the avoidance of doubt, nothing in this Agreement shall prevent Licensor from using, licensing, transferring or otherwise exploiting any of the Licensor Technology or Licensor Proprietary Rights for any purpose outside of the Territory.

2.4
Determination of "Related to Licensee Business." If Licensor intends or desires at any time to exclude any Licensor Technology or any of Licensor's Proprietary Rights, other than the Current Licensor Technology, from Licensor's license grants to Licensee hereunder, based on Licensor's good faith belief that such Licensor Technology and/or Proprietary Rights are not Related to Licensee Business, Licensor shall notify Licensee prior to licensing or otherwise making such Licensor Technology and/or Proprietary Rights available to any third party, and state in such notice that Licensor wishes to present such Licensor Technology and anticipated applications thereof to Licensee. Within thirty (30) days after such notice at dates, times and locations mutually agreed upon, Licensor shall make such presentation to Licensee, providing information and responding to Licensee questions reasonably sufficient to enable Licensee to make a determination as to whether such Licensor Technology and/or Proprietary Rights are not Related to Licensee Business. Licensee shall make a determination in good faith whether such Licensor Technology and/or Proprietary Rights are not Related to Licensee Business, and shall provide written notice of such determination to Licensor within five (5) business days after Licensor's presentation. In the event that Licensee's notice states that such Licensor Technology and/or Proprietary Rights are not Related to Licensee Business, then the same shall be conclusively deemed not Related to Licensee Business and the same shall not be incorporated into this Agreement as Licensor Technology related to Licensee Business. In the event that Licensee's notice states that such Licensor Technology and/or Proprietary Rights are Related to Licensee Business, and Licensor disagrees with such determination, Licensor may, by providing written notice thereof to Licensee within ten

  (10) business days after receipt of such notice, invoke the dispute resolution procedure set forth in Section 16.5 ("Arbitration") and, until such time as such dispute resolution procedure determines the issue, the Licensor Technology and/or Licensor's Proprietary Rights at issue (a) shall not be deemed incorporated into this Agreement as Licensor Technology Related to Licensee Business and (b) shall not be used, licensed, disposed of or otherwise exploited by any Person in the Territory (including without limitation by any of the Parties or any of their successors, Subsidiaries, affiliates or licensees). However, if Licensor fails to provide such written notice to Licensee stating that it disagrees with Licensee's determination that the Licensor Technology and/or Proprietary Rights are Related to Licensee Business within ten (10) business days, the Licensor Technology and/or Proprietary Rights shall be deemed to be incorporated into this Agreement as Licensor Technology Related to Licensee Business.

2.5
Licensee Right of First Refusal to License Other Technology of Licensor. If Licensor develops after the Effective Date Licensor Technology that is not Related to Licensee Business, and Licensor proposes to disclose, license or otherwise make such technology, and/or any associated Proprietary Rights, available to any third party in the Territory, then Licensor shall promptly give written notice ("Notice") to Licensee, describing in reasonable detail such technology, its potential applications and the terms and conditions under which Licensor is willing to license such technology and/or associated Proprietary Rights to Licensee. For a period of thirty (30) days following Licensee's receipt of the Notice, Licensee shall have the right to accept, or (if Licensor is willing to negotiate) negotiate, finalize and accept, the terms and conditions offered. If Licensee does not deliver written notice of unconditional acceptance of the offered terms (or of the mutually agreed upon negotiated terms) to Licensor within such thirty (30) day period following its receipt of the Notice, then Licensor shall have the right to license such technology to third parties in the Territory on terms and conditions no more favorable than those offered to Licensee.

2.6
Secured Licensor Right of First Refusal to Reacquire Rights. There can be no transfer or assignment of any of Licensee's rights or licenses arising under this Agreement, including without limitation the rights or licenses in or to the Licensor Technology and/or Licensor Proprietary Rights or of any Licensee Derivative Work, other than in compliance with this Section 2.6. If Licensee, or any successor in interest, intends, either under this Agreement or by operation of law, to transfer or assign, directly or indirectly, to any third party any of the rights and/or licenses with respect to the Licensor Technology and/or Licensor's Proprietary Rights granted to Licensee under this Agreement, or to transfer or assign, directly or indirectly, to any third party any of Licensee's right, title or interest in or to any Licensee Derivative Work (each, a "Third Party Transfer"), Licensee shall prior to making any such Third Party Transfer provide at least thirty (30) days advance written notice of the proposed Third Party Transfer and all of the terms and conditions pursuant to which such Third Party Transfer would be made, and shall offer to make such Third Party Transfer to Licensor instead of the applicable third party on those same terms and conditions (the "Licensor Right of First Refusal"). Licensor may, within such thirty (30) day period, provide written notice to Licensee that Licensor is exercising the Licensor Right of First Refusal and agrees to be bound by the terms and conditions of the Third Party Transfer. Licensee shall thereupon make the Third Party Transfer to Licensor rather than the applicable third party pursuant to precisely those terms and conditions. In addition, Licensor shall pay the reasonable out-of-pocket costs and expenses incurred by the applicable third party in connection with the proposed Third Party Transfer, up to a maximum of seventy five thousand U.S. dollars (USD $75,000). If Licensor provides written notice to Licensee within such thirty (30) day period that Licensor does not wish to exercise the Licensor Right of First Refusal, or if Licensor fails to provide any notice of acceptance or refusal thereof within such period, then Licensee may enter into the Third Party Transfer with the applicable third party pursuant to precisely those same terms and conditions. In the event that Licensee desires to enter into the Third Party Transfer on different terms and conditions than those previously disclosed to Licensor, the Licensor Right of First Refusal procedure described herein shall begin anew. Licensee, in order to secure and collateralize its obligations under the Licensor Right of First Refusal, hereby grants to Licensor a first priority security interest in and to all of Licensee's right, title and interest in and to the Licensee Derivative Works and in and to all of Licensee's rights and licenses in and to the Licensor Technology and Licensor's Proprietary Rights arising under this Agreement, all as more particularly described in that certain Security Agreement by and between Licensor and Licensee. Licensee agrees to execute such documents and take such actions reasonably necessary to perfect such security interest. Any transfer or assignment by Licensee of any Licensee Derivative Work or of any of Licensee's rights or licenses in or to any of the Licensor Technology and/or Licensor's Proprietary Rights in derogation of this Section 2.6 shall not be effective, and to the extent that any court of competent jurisdiction holds that such transfer or assignment is effective notwithstanding the foregoing prohibition, then such transfer or assignment shall be subject to the foregoing security interest. Licensee acknowledges and agrees that (i) the intellectual property licenses granted to Licensee pursuant to Section 2.1 above have been granted subject to and encumbered by the Licensor Right of First Refusal, and that (ii) a material factor inducing Licensor to grant such licenses royalty-free was the existence of the Licensor Right of First Refusal. Notwithstanding the provisions of this Section 2.6, the provisions of this Section 2.6 shall not apply to sublicenses or Third Party Arrangements pursuant to Section 2.1.

2.7
Licensee Derivative Works. Licensee shall, within sixty (60) days after creating each Licensee Derivative Work, provide written notice to Licensor describing in detail such Licensee Derivative Work. Licensor may in its discretion, by providing written notice to Licensee within such sixty (60) day period, require that Licensee grant Licensor a license to use and commercialize such Derivative Work on a worldwide basis (other than in the Territory so long as the licenses granted to Licensee under this Agreement remain exclusive to Licensee within the Territory). Upon Licensee's receipt of such notice, the parties shall negotiate such license in good faith and shall mutually agree upon commercially reasonable terms and conditions, including without limitation those relating to royalties. The source code for any such Derivative Work shall be placed in escrow for the benefit of Licensor at Licensor's request.

3.    TRADEMARKS.

        The rights and obligations of the Parties with respect to the Licensed Marks are set forth in that certain Branding Agreement between the Parties of even date herewith (the "Branding Agreement"). Except as expressly set forth in the Branding Agreement, Licensor retains all right, title and interest in and to the Licensed Marks and all other logos, trademarks, service marks, trade names and trade dress of Licensor, and Licensee shall have no right, title or interest therein or thereto.

4.    DELIVERY OBLIGATIONS.

        4.1    Licensor Delivery.

        (a)    Licensor Technology Delivery.    Licensor shall use its best efforts to provide in tangible form to Licensee the Current Licensor Technology that has not been previously delivered to Licensee as soon as reasonably practicable after the Effective Date. Licensor shall also, on an on-going basis, promptly upon the earlier of such item's availability, its distribution to any third party, or the earliest practicable time in its development but in any event no later than a beta version or, to the extent such item is used for internal purposes, when available in a commercially useful, deliverable form, provide to Licensee, in tangible form, all new Licensor Technology and Licensor's Proprietary Rights that are Related to the Licensee Business, including a reasonable number of samples of tangible embodiments based on or incorporating such Licensor Technology and/or Licensor's Proprietary Rights, such as circuits, hardware, semiconductor chips, devices, apparatus and tangible products such as set-top boxes, keyboards and handsets, and improvements, enhancements and upgrades to the Licensor Technology as well as know-how, in each case only if Related to Licensee Business. Any improvement, enhancement, upgrade or Derivative Work of or to Current Licensor Technology or Licensor Technology (including, without limitation, bug fixes, new features and new products) already determined to be Related to Licensee Business in accordance with the terms of this Agreement shall be automatically deemed to be Related to Licensee Business and shall not be subject to the provisions of Section 2.4 ("Determination of 'Related to Licensee Business"'). As part of its delivery obligation under this Section 4.1 ("Licensor Delivery"), Licensor shall, on an ongoing basis, deliver to Licensee all relevant market and test data derived from the U.K. rollout (e.g., if available and relevant, test market data, churn rates, quality control numbers and reports, content changes and developments, customer satisfaction reports, advertising data and revenue data, set top box configurations, security codes and other platform designs and configurations) and any other non-U.S. markets exploited directly by Licensor or indirectly through its licensees and Subsidiaries, as permitted by relevant agreements with third parties or Subsidiaries, as appropriate. Licensor shall use its reasonable commercial efforts to include in any and all relevant future agreements with third parties and Subsidiaries provisions allowing Licensee access to and use of relevant market and test data derived from such market rollouts.

        (b)    Deliverable Source Code.    Licensor's delivery obligations under Subsection 4.1(a) ("Licensor Technology Delivery") will include the Source Code (as defined below) for game applications contained in the Current Licensor Technology or other Licensor Technology licensed to Licensee hereunder, to the extent that the Parties reasonably agree that such Source Code is necessary for Licensee to provide its products and/or services to its customers (the "Deliverable Source Code"). Notwithstanding anything to the contrary herein, the Deliverable Source Code and Licensor's delivery obligations under Subsection 4.1(a) ("Licensor Technology Delivery") will not include or apply with respect to any Source Code that the Parties do not reasonably agree is necessary for Licensee to provide its products and/or services to its customers or any Source Code for anything other than game applications, including without limitation platforms, operating systems and non-game applications contained in any Current Licensor Technology or other Licensor Technology licensed to Licensee under this Agreement (collectively, the "Retained Source Code"). For the purposes of this Agreement, "Source Code" means software code in human-readable form from which machine-executable object code is compiled, and includes all related source documentation, design documents, data models, make files, scripts and libraries. Licensee agrees that Licensee will take all reasonable measures and precautions to prevent disclosure by Licensee of the Deliverable Source Code to any third party. Licensee will at all times maintain a complete and accurate record of those individuals who have been granted access to the Deliverable Source Code and will provide such record to Licensor promptly upon request. Licensee will not, without Licensor's prior express written consent, provide any individual or entity access to the Deliverable Source Code, except for those Licensee employees who have a need to access the Deliverable Source Code in order for Licensee to exercise its rights under this Agreement, but only if each such employee is bound by a contractual obligation not to use or disclose the Deliverable Source

Code for any purpose other than Licensee's exercise of its express rights hereunder, which contractual or legal obligation must survive the termination of the employee's employment relationship with Licensee. In addition, Licensee will not modify the Deliverable Source Code except in accordance with the provisions of this Section 4.1(b) ("Deliverable Source Code"). Except for urgent maintenance purposes as described below, prior to modifying any Deliverable Source Code Licensee shall provide written notice of its proposed modification(s) to Licensor. Licensor shall provide written notice of approval or objection of such modification to Licensee within ten (10) business days after receipt of Licensee's notice.

          (i)    If Licensor approves such modification to the Deliverable Source Code, or does not provide written notice of objection to Licensee within such ten (10) day period, then Licensee may so modify the Deliverable Source Code, provided however that Licensee shall, when such modification is complete, deliver a copy of the modification(s) ("Source Code Derivative Work") to Licensor. Licensee grants to Licensor a non-exclusive, royalty-free, nontransferable (except that Licensor may assign any such Source Code Derivative Work license in connection with a merger or sale of substantially all of its assets subject to Licensee's prior written consent, not to be unreasonably withheld) license, on an as-is basis, outside the Territory: (a) to internally use the Source Code version of any such Source Code Derivative Work solely for back-up, archival, maintenance, and technical support purposes; and (b) to reproduce, publicly perform, publicly display, modify, distribute and otherwise use the object code version of any such Source Code Derivative Work, with a right to grant sublicenses only to the object code version of the Source Code Derivative Work. Licensor shall provide technical support to Licensee for each such Source Code Derivative Work on the same terms as Licensor supports Licensor Technology Related to Licensee Business; and any modification(s) Licensor makes to such Source Code Derivative Work shall be deemed Licensor Technology Related to Licensee Business, subject to the license and delivery obligations of Licensor herein.

          (ii)  If Licensor provides written notice of objection to such modification to the Deliverable Source Code within the above ten (10) day period, then such modification shall not be made; provided, however, that Licensee may, by providing written notice thereof to Licensor within ten (10) business days after receipt of Licensor's notice of objection, invoke the dispute resolution procedure set forth in Section 16.5 ("Arbitration") and, until such time as such dispute resolution procedure determines the issue, such modification shall not be made. In the event that the arbitral decision allows Licensee to make such modification, the licenses contained in Subsection 4.1(b)(i) above shall apply with respect to such modification.

          (iii)  Notwithstanding the foregoing, Licensee shall have the right to modify the Deliverable Source Code without Licensor approval, notice to Licensor, or arbitration proceedings in the event Licensee in good faith believes such modification(s) are necessary for urgent maintenance purposes (e.g., to perform emergency fixes for a customer). In such event, Licensee shall notify Licensor of the modification(s) it made as soon as reasonably practicable thereafter, and Licensor will have the right to require Licensee to replace such urgent modification(s) with modification(s) that Licensor reasonably determines are preferable. If Licensor does require replacement of such modification(s), Section 4.1(b)(i) above (except for the condition that Licensor support such modification(s)) shall apply to such replacement modification(s). If Licensor does not require replacement of such modification(s), Licensor shall in good faith determine whether it is practical to provide technical support in the regular course of business for such modification(s), and, if not, whether to offer to provide support on other terms. Notwithstanding the foregoing, Licensee shall have no obligation to deliver or license such modification to Licensor unless Licensor agrees to provide such technical support on the same terms as Licensor supports Licensor Technology Related to Licensee Business.

        (c)    Escrow of Retained Source Code.    Within thirty (30) days after the Effective Date, Licensor shall deposit a copy of the Retained Source Code in electronic form with Fort Knox Escrow Services, Inc. ("Fort Knox"), pursuant to the written escrow agreement in the form attached hereto as Exhibit D, to be entered into between Licensor, Licensee and Fort Knox ("Escrow Agreement"). Licensor hereby represents and warrants that, during the term of this Agreement, the deposited source code shall be a complete set of the latest operational commented source code for the Deliverable Source Code, including all available flow charts and block diagrams. Additionally, Licensor shall deposit in escrow any updates that it has made to the Retained Licensed Software, in accordance with the Escrow Agreement. The escrow fees set forth in the Escrow Agreement shall be paid by Licensee. Licensor hereby grants Licensee the non-exclusive, non-transferable right and license to use, modify and reproduce the Retained Source Code only as necessary to perform the support, maintenance and other obligations otherwise required to be provided by Licensor under this Agreement. Licensee agrees, however, to forbear from accessing and using the Retained Source Code until such time as Licensee is entitled, in accordance with this Agreement and the Escrow Agreement, to the release of the Retained Source Code out of escrow. The Parties agree that Licensee shall be entitled to the release to Licensee of the Retained Source Code out of escrow only on the happening of one or more of the following events (the "Release Criteria") and subject to the provisions of the Escrow Agreement: (x) a filing of a petition in bankruptcy by or against Licensor which, if filed against Licensor, is not dismissed within ninety (90) days of its filing, or Licensor's ceasing to do business in the normal course; or (y) Licensor has materially breached this Agreement and (I) has failed to remedy such breach within thirty (30) days after receipt of written notice from Licensee describing such breach in reasonable detail and (II) has failed to make reasonably diligent efforts to begin to cure any such breach if a cure cannot be accomplished within thirty (30) days.

5.    LICENSES FROM LICENSEE.

        5.1    Right of First Refusal to License Licensee Technology.    At the written request of Licensor to license certain Licensee Technology (and associated Proprietary Rights) outside the Territory, Licensee shall license such Licensee Technology to Licensor for exploitation outside the Territory on such terms and conditions as are negotiated between Licensee and Licensor on an arm's length basis, in accordance with the provisions set forth below. The following provisions shall not apply to any Source Code Derivative Works licensed to Licensor in accordance with Section 4.1(b) ("Deliverable Source Code"). Prior to licensing the Licensee Technology (or Licensee Proprietary Rights) in a particular country to a third party, Licensee shall provide Licensor with thirty (30) days' prior written notice of its intent to license such Licensee Technology and/or Proprietary Rights to a third party. If Licensor delivers written notice to Licensee within such period stating that it desires to enter into a license with respect to such Licensee Technology and/or Proprietary Rights in such country ("Request to License"), Licensee shall negotiate exclusively and in good faith with Licensor for a period of sixty (60) days after such thirty (30) day notice period, and if no agreement is reached within such sixty (60) day period, Licensee shall have no further obligation to Licensor and may proceed to license to third parties, provided, however, that any such license to a third party shall be on no better terms to such third party than those that were last proposed by Licensee to Licensor pursuant to the negotiations described in this sentence. If Licensor does not deliver a Request to License to Licensee within such thirty (30) day period, Licensee shall have no further obligation to Licensor and may proceed to license to third parties.

        5.2    Notice of Licensee Technology. Licensee agrees that it will, within a reasonable time after the development thereof, inform Licensor of any significant Licensee Derivative Works, other than Localizations.

6.    SUPPORT AND TRAINING.

        6.1    Licensor Support.    Licensor shall provide to Licensee technical training and support services as described in more detail in Exhibit D (collectively, "Support") in connection with the Licensor Technology licensed to Licensee hereunder. Such Support shall be provided in accordance with a schedule to be mutually agreed upon by Licensee and Licensor. "Support" shall include Licensor's obligation to provide future Licensor Technology and associated Proprietary Rights to Licensee in accordance with Section 4.1 ("Licensor Delivery"). Licensor shall have no obligation to provide technical support of any Licensee modifications to Licensor Source Code under this Section 6.1 ("Licensor Support"), except as provided in Section 4.1(b) ("Deliverable Source Code").

        6.2    Other Services.    From time to time, Licensee may request and Licensor shall, where reasonably possible, provide additional services other than those described in Section 6.1 ("Licensor Support") upon terms and conditions as agreed between Licensor and Licensee and negotiated on an arm's-length basis. If, in the future, Licensee intends to develop new software functionality based on any Licensor software licensed to Licensee hereunder, Licensee may notify Licensor of such intention and, if Licensor is already developing such functionality, Licensor will provide such functionality to Licensee at no charge as soon as available and if Licensor is not developing such functionality, Licensor and Licensee may enter into good faith negotiations on an arm's-length basis to enter into a development services and/or support agreement whereby Licensee would hire Licensor to develop such functionality for Licensee and/or provide technical support for such functionality. The Parties agree and acknowledge that Licensee shall have no obligation to hire Licensor for development projects or special support services.

        6.3    Visits to Licensee Facility.    Licensor shall be permitted to have a limited number of engineers and technical personnel visit or temporarily work at Licensee's facilities at such Party's own cost (subject to Section 6.2 ("Other Services")) in order to assist Licensee and to enhance information exchange between Licensee and Licensor. The number of engineers and technical personnel, and length of their visits, shall be subject to Licensee's prior reasonable approval.

7.    OTHER LICENSOR OBLIGATIONS.

        7.1    Non-compete During Exclusivity.    The following provisions of this Section 7.1 ("Non-compete During Exclusivity") shall remain in effect thereafter, with respect to Licensor, only for so long as the license granted by Licensor in Section 2.1 ("Licensor License") is exclusive:

    Licensor agrees not to compete directly or indirectly with Licensee in the Territory for so long as any of Licensor's license grants to Licensee set forth in Section 2 ("Licenses to Licensee") remains in effect and has not been transferred or assigned by Licensee to any third party.

        7.2    Handset Technology.

          (a)  License Grant to Licensor Licensees.    Licensee understands that handset manufacturers outside the Territory may wish to obtain licenses to the Handset Technology from Licensor pursuant to which they can exploit the Handset Technology in multiple jurisdictions. If any such potential Licensor licensee desires to exploit the Handset Technology in the Territory or any part thereof and Licensee receives written notice of such desire, Licensee agrees to enter into good faith negotiations with Licensor or such licensee, as appropriate, to enter into a licensing arrangement whereby Licensee would grant a non-exclusive license to exploit the Handset Technology in the Territory directly to such third party or license such right to Licensor for further sublicensing to such third party, in either case on terms and conditions mutually agreeable to Licensee and the party with whom Licensee is contracting. Promptly after the execution by Licensor of any agreement which grants any rights or licenses to the Handset Technology in the Territory, Licensor shall assign to Licensee all of Licensor's revenues under such agreement(s) which are derived from the Territory (including, without limitation, sales of units in and to the

  Territory and all sublicense income with respect to the Territory) and all of Licensor's licenses and rights thereunder which may be exercised in or with respect to the Territory.

          (b)  Casco Agreement.    The Parties acknowledge that, as of the date hereof, Licensor is in negotiations to conclude an agreement with Casco Products International Inc. ("Casco") whereby Casco would license certain Handset Technology for use in the Territory. Licensor agrees to keep Licensee informed of the progress of negotiations, introduce Licensee to Casco, permit Licensee to review the license agreement prior to execution and to otherwise work with Licensee to finalize the license agreement. Promptly after the execution of such agreement by Licensor and Casco, Licensor shall assign to Licensee all of Licensor's revenues thereunder (including without limitation those accrued prior to the Effective Date) which are derived from the Territory (including, without limitation, sales of units in and to the Territory and all sublicense income with respect to the Territory) and all of Licensor's licenses and rights thereunder which may be exercised in or with respect to the Territory.

          (c)  Exploitation in Territory.    Licensee will undertake to exploit the Handset Technology in the Territory under its licenses to Licensor Technology Related to Licensee Business hereunder. If Licensee is not exploiting the Handset Technology under its licenses to Licensor Technology Related to Licensee Business hereunder in any particular market within the Territory, Licensor notifies Licensee in writing ("Handset Notice") that Licensor desires to exploit the Handset Technology in such market, and Licensee does not notify Licensor in writing within sixty (60) days of Licensee's receipt of the Handset Notice that Licensee has documented plans to exploit such market within nine (9) months of receipt of the Handset Notice, then Licensee shall thereafter grant to Licensor a non-exclusive license to exploit the Handset Technology in such specific market, provided that Licensee shall also retain the non-exclusive right to exploit the Handset Technology in such market under Section 2.1 ("Licensor License").

        7.3    Other Worldwide Licenses.    If any third party contacts either Licensor or Licensee stating that such third party may wish to obtain a license to the Licensor Technology Related to Licensee Business and/or the Current Licensor Technology, on a worldwide or near-worldwide basis that includes the Territory (a "Global License"), the party to this License that is so contacted shall immediately notify the other party in writing, explaining in reasonable detail the terms of any such proposal. Licensor then shall be permitted to enter into negotiations to grant such a Global License with one or more potential third party licensees at any time during the term of this Agreement. Licensee shall have the option to participate in such negotiations, and Licensor and Licensee shall cooperate in such negotiations. Both Licensee and Licensor must agree to the terms of a Global License before either party enters into a Global License or a binding commitment to enter into a Global License.

        7.4    Liberate Agreement.    The parties acknowledge that, as of April 18, 2000, Licensor entered into that certain Technology Licensing, Marketing and Distribution Agreement with Liberate Technologies, a Delaware corporation ("Liberate"), pursuant to which Licensor licensed Liberate to distribute certain Licensor Technology in combination with certain of Liberate's Technology (the "Liberate Agreement"). Licensor has provided Licensee with a true, correct and complete copy of the Liberate Agreement, including without limitation all schedules and exhibits thereto. The parties agree that Licensee shall receive the benefit of the Liberate Agreement that is derived within the Territory following the Effective Date hereof, provided that Licensee performs the obligations required to be performed by Licensor within the Territory under the Liberate Agreement. Licensor shall continue to retain the benefit of the Liberate Agreement derived from all territories outside of the Territory. The parties shall provide each other with reasonable information and assistance and take such actions as are reasonably required to effect the intent of this Section 7.4.

        7.5    Microsoft Agreement.    The parties acknowledge that, as of the date of this Agreement, Licensor is in the process of negotiating a strategic alliance with Microsoft Corporation ("Microsoft") relating to the co-marketing, promotion and licensing of certain technology owned by Licensor and the promotion of certain core technology owned by Microsoft (the "Microsoft Arrangement"). The parties agree that Licensee shall receive the benefit, if any, of the Microsoft Arrangement that is derived from the licensing of any Licensor Technology within the Territory following the Effective Date hereof, provided that Licensee performs the obligations required to be performed by Licensor within the Territory under the Microsoft Arrangement. Licensor shall continue to retain the benefit of the Microsoft Arrangement derived from all territories outside of the Territory. The parties shall provide each other with reasonable information and assistance and take such actions as are reasonably required to effect the intent of this Section 7.5.

8.    PAYMENTS.

        8.1    Royalties.    The licenses set forth in Section 5 ("Licenses to Licensee") and pursuant to the Branding Agreement shall be royalty-free.

        8.2    Support Fees.    In consideration of the Support services provided under Section 6.1 ("Licensor Support"), Licensee agrees to pay to Licensor fees ("Support Fees") of four percent (4%) of its Gross Revenues received prior to January 31, 2005, and three percent (3%) of its Gross Revenues received thereafter.

        8.3    Payment and Reports.    All Support Fees payable under Section 8.2 ("Support Fees") shall be payable quarterly within sixty (60) days after the end of each quarter of Licensee's fiscal year. On or before the date of such payment Licensee shall send to Licensor a report describing the basis for its payment calculation. Notwithstanding the foregoing, in recognition of the need for Licensee to attract funding from third parties, Licensee shall have the right to delay payment of Support Fees to Licensor hereunder until the end of the quarter during which cumulative Gross Revenues following January 31, 2000 exceed Ten Million U.S. Dollars (US$10 million).

        8.4    Additional Service Fees.    In the event that Licensee requests additional services other than the Support services to be performed by Licensor ("Additional Services"), the parties will negotiate in good faith regarding such Additional Services. Licensee will pay to Licensor fees for the Additional Services, as mutually agreed (the "Additional Service Fees"). Licensee will pay all Additional Service Fees to Licensor within fifteen (15) days after receipt of each invoice (which invoice is on a form reasonably satisfactory to Licensee) for Additional Services performed hereunder. The Parties further acknowledge that in connection with similar services performed by Licensor prior to the date hereof, Licensee owes Licensor Three Hundred Forty Thousand U.S. Dollars ($340,000). Licensee agrees to pay such amount to Licensor within thirty (30) days after receiving distributable proceeds from one or more post-Effective Date financings totaling, in the aggregate, at least Three Million U.S. Dollars ($3,000,000).

        8.5    Currency.    All payments made hereunder shall be free and clear of all deductions, withholding taxes or other charges, except as provided in Section 9, and shall be made by Licensee in U.S. dollars by wire transfer to a bank account(s) designated by Licensor, unless otherwise mutually agreed upon. Any currency conversion required in connection with payment to Licensor shall be at the rate received by Licensee at the time of such payment from the bank it utilizes to make such payment.

        8.6    Audit.    Licensor shall have the right, at its own expense, upon reasonable notice and at reasonable times, but not more than once each fiscal year, to inspect, through an independent auditor or another person reasonably acceptable to Licensee, Licensee's records for the purpose of verifying the accuracy of Licensee's calculations of fees payable hereunder. Should Licensee's calculations be more than five percent (5%) less than such auditor's or other person's calculations, Licensee shall be responsible for the reasonable expenses of such audit. Licensee shall keep records showing the Licensee products, services and technology sold, licensed or otherwise disposed of in connection with the licenses granted herein and the calculation of Gross Revenues in sufficient detail to enable the fees payable to Licensor to be determined. Such records shall be maintained for a period of at least three (3) years after the date when payment is due by Licensee.

        8.7    Third-Party License Fees.    In the event Licensor is required to pay a fee to a third party pursuant to any license agreement or amendment to an existing license agreement for sublicensing such third party's intellectual property rights to Licensee, Licensee shall be responsible for such fee to the extent such fee is a separate royalty on sales or other use by Licensee. Where such fee is part of a general lump sum payment, Licensor and Licensee shall agree upon a mutually acceptable allocation of such payment.

9.    TAXATION.

        9.1    Withholding Tax.    If required by Applicable Law, Licensee may withhold income tax from any payment to Licensor. In the case of such withholding, Licensee shall, (i) without delay, pay the withheld tax to the appropriate tax office and furnish Licensor with appropriate evidence of the tax payment and (ii) increase the amount payable by Licensee to Licensor hereunder to such amount which, after making all required withholdings or deductions of withholding taxes therefrom, will equal the amount payable hereunder had no such withholdings or deductions been required. Licensee shall indicate on each statement the amount of payment thereunder which represents Licensee's gross-up to cover required withholding taxes, if any. Should Licensor be able, within the maximum period allowable by law, to utilize as a tax credit an amount which has been paid by Licensee for such withholding taxes, Licensor will notify Licensee of the amount which it is able to utilize as a tax credit and Licensee may deduct such amount from any future payments owed to Licensor.

        9.2    Other Taxes.    Licensee shall bear all sales, use and other governmental taxes or transaction charges imposed in any jurisdiction which arise in connection with the delivery to or use by Licensee of Licensor Technology, or the manufacture or sale of Licensee products, services and technology by Licensee hereunder. The Parties will make reasonable commercial efforts to cooperate as necessary to take advantage of such double taxation treaties as may be available and to minimize the amount of taxes owed by either Party in connection with this Agreement.

10.  INTELLECTUAL PROPERTY RIGHTS.

        10.1    Licensee Rights.    Licensee shall own all right, title and interest in and to the Licensee Technology and Licensee Derivative Works (subject to Licensor's respective interests in Licensor's Proprietary Rights, Licensor Technology and Licensed Marks incorporated therein). Licensee shall have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its Proprietary Rights with respect to the Licensee Technology and Licensee Derivative Works. Licensor agrees to cooperate with Licensee to aid in any application for registration and protection of such Licensee Derivative Works, and all Proprietary Rights therein, at Licensee's expense. As between Licensor and Licensee, except for the express licenses granted herein, Licensor and its respective licensors shall retain and own all right, title and interest in and to the Licensor Technology and all Proprietary Rights thereto.

11.  CONFIDENTIALITY.

        11.1    Non-disclosure; Non-use.    Except as expressly authorized between the Parties, (including, without limitation, the exercise of the rights granted to a Party under this Agreement), each Party agrees not to disclose, use or permit the disclosure or use by others of the other Party's Confidential Information, unless and to the extent such Confidential Information (i) becomes a matter of public knowledge through no action or inaction of the Party receiving the Confidential Information, (ii) was in the receiving Party's possession under no duty of confidentiality before receipt from the Party providing such Confidential Information, (iii) is rightfully received by the receiving Party from a third party without any duty of confidentiality, (iv) is disclosed to a third party by the Party providing the Confidential Information without a duty of confidentiality on the third party, (v) is disclosed with the prior written approval of the Party providing such Confidential Information, or (vi) is independently developed by employees, agents or subcontractors of the receiving Party who had no access to and without any use of the other Party's Confidential Information. Information shall not be deemed to be available to the general public for the purpose of exclusion (ii) above with respect to each Party (x) merely because it is embraced by more general information in the prior possession of recipient or others, or (y) merely because it is expressed in public literature in general terms not specifically in accordance with the Confidential Information.

        11.2    Care of Confidential Information.    In furtherance, and not in limitation of the foregoing Section 11.1, each Party agrees to do the following with respect to the other Party's Confidential Information: (i) exercise the same degree of care to safeguard the confidentiality of, and prevent the unauthorized use of, such information as that Party exercises to safeguard the confidentiality of its own similar information, (ii) restrict disclosure of such information to those of its employees, agents and sublicensees who have a "need to know", and (iii) instruct and require such employees, agents and sublicensees to maintain the confidentiality of such information and not to use such information except as expressly permitted herein. Each Party further agrees not to remove or destroy any proprietary or confidential legends or markings placed upon any documentation or other materials of the other Party.

        11.3    Terms of Agreement.    The foregoing confidentiality obligations shall also apply to the terms and conditions of this Agreement and the Associated Agreements.

        11.4    Required Disclosure.    The obligations under this Section 11 shall not prevent either Party from disclosing the Confidential Information or the terms of this Agreement to its legal and financial advisors or potential investors, in each case subject to confidentiality provisions no less restrictive than those contained herein, or to any government agency, regulatory body or stock exchange authorities as required by law (provided that the Party intending to make such disclosure in such circumstances has given prompt notice to the Party providing such Confidential Information prior to making such disclosure so that such Party may seek a protective order or other appropriate remedy prior to such disclosure and cooperates fully with such other Party in seeking such order or remedy) or as required to fulfill government filing or regulatory body or stock exchange requirements.

        11.5    Term of Confidentiality.    The obligations under this Section 11 shall apply with respect to any Confidential Information for a period of ten (10) years from the date of disclosure of such Confidential Information to the receiving Party, unless, with respect to any particular Confidential Information, the providing Party in good faith notifies the receiving Party that a longer period shall apply, in which case the obligations under this Section 11 with respect to such Confidential Information shall apply for such longer period. Notwithstanding the foregoing, the obligations under this Section 11 with respect to the source code of any Party and any information that constitutes a Trade Secret will continue until the source code or information no longer constitutes a Trade Secret.

        11.6    Injunctive Relief.    Notwithstanding Section 16.5 ("Arbitration"), the Parties agree that any material breach of Sections 2 ("License to Licensee"), 7.1 ("Non-compete During Exclusivity") and 11 ("Confidentiality") of this Agreement may cause irreparable injury for which no adequate remedy at law exists; therefore, the parties agree that equitable remedies, including without limitation injunctive relief and specific performance, are appropriate remedies to redress any such breach or threatened breach of this Agreement, in addition to other remedies available to the Parties. If any legal action is brought under this Section 11.6 ("Injunctive Relief"), the prevailing Party shall be entitled to receive its attorneys' fees, court costs and other collection expenses, in addition to any other relief it may receive. Each Party expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Party seeking relief.

12.  INDEMNIFICATION.

        12.1    Licensor Obligation.    Licensor shall defend, indemnify and hold harmless Licensee and its officers, shareholders, and employees from and against all costs, expenses and losses (including reasonable attorneys' fees and costs) (i) incurred through claims of any third parties against Licensee based on a breach by Licensor of any representation and warranty made in this Agreement and (ii) arising out of any court ruling, arbitral ruling, judgment, or settlement arising out of any claim that any Licensor Technology licensed to Licensee hereunder or its use as permitted hereunder infringes or misappropriates any copyright, trade secret, U.S. or Canadian nationally registered trademarks or other Proprietary Rights (other than Patents) of any third party. Licensor shall have no obligation to indemnify, hold harmless or defend, and shall have no liability for, any claim of infringement or misappropriation to the extent any such claim is based on modification of the Licensor Technology other than by or for Licensor where, absent such modification, no valid claim would exist. If a final injunction against Licensee's use of any of the Licensor Technology results from a claim of infringement or misappropriation (or, if Licensor reasonably believes such a claim is likely), Licensor shall, at its sole expense and option, obtain for Licensee the right to continue using the subject Licensor Technology or replace or modify it so it becomes noninfringing but functionally equivalent; if Licensee continues to use the infringing Licensor Technology after receipt of such replacement or modification, Licensor shall have no indemnification obligation for such further use.

        12.2    Condition to Obligations.    The indemnification obligations herein are contingent upon (i) the indemnified Party giving prompt written notice to the indemnifying Party of any such claim, (ii) the indemnified Party allowing the indemnifying Party to control the defense and settlement of any such claim, and (iii) the indemnified Party fully assisting, at the indemnifying Party's expense, in the defense; provided, however, that without relieving the indemnifying Party of its obligations hereunder or impairing the indemnifying Party's right to control the defense or settlement thereof, the indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the fees and expenses of such counsel shall be at the expense of the indemnified Party unless (a) the employment of counsel by the indemnified Party has been authorized in writing by the indemnifying Party, (b) the indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the indemnified Party and the indemnifying Party in the conduct of the defense of such claim (in which case such conflicted indemnifying Party shall not have the right to control the defense or settlement of such claim on behalf of the indemnified Party) or (c) the indemnifying Party shall not have employed counsel to assume the defense of such claim within a reasonable time after notice of the commencement thereof. In each of such cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying Party.

        12.3    Enforcement in the Territory.    The following provisions of this Section 12.3 ("Enforcement in the Territory") shall remain in effect with respect to Licensor and its Proprietary Rights licensed hereunder only for so long as the license granted by Licensor in Section 2.1 ("Licensor License") is exclusive:

  The Parties agree that Licensee shall be responsible for, and shall bear all costs of (including without limitation attorneys' fees), policing, protecting and enforcing in the Territory all Proprietary Rights of Licensor (whether existing as of the Effective Date or coming into existence thereafter) which are exclusively licensed to Licensee hereunder, but such obligation shall continue for each Proprietary Right only for so long as such Proprietary Right remains subject to an exclusive license grant hereunder. Licensee agrees to make its best efforts to fulfill this obligation. If Licensee fails, for any reason, to fulfill this obligation adequately, in the good faith judgment of Licensor, Licensor shall have the right to, upon fifteen (15) days' prior written notice to Licensee, take whatever action it deems appropriate and Licensee will fully cooperate therewith; provided, however, that if Licensee fulfills this obligation during such 15-day period, then Licensor shall not have such right. In the event Licensor exercises such right in accordance with this Section 12.3, Licensor shall bear all expenses of such action and receive all benefits (which may include money damages and cross-licenses) that may result therefrom. Notwithstanding the foregoing, Licensee shall not take any formal legal action on account of any suspected or actual infringement or in response to any claim challenging any Proprietary Right of Licensor without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

        12.4    Notice of Third Party Infringement.    If either Party becomes aware of any product, service or activity of any third party that involves actual or suspected infringement or violation of any Proprietary Rights in the Territory, whether or not subject to an exclusive license grant hereunder, such Party shall promptly notify the other Party in writing of such infringement or violation. Licensee shall keep Licensor apprised of any action Licensee takes in accordance with Section 12.3 ("Enforcement in the Territory").

13.  WARRANTIES.

        13.1    Representations and Warranties of Licensor.    Licensor represents, warrants and agrees that (unless otherwise expressly stated):

          (i)    as of the Effective Date, it is a corporation duly organized, validly existing and in good standing under the laws of England and Wales, it has the corporate power and is authorized under its memorandum and articles of association to carry on its business as now conducted, and it is qualified to transact business and is in good standing in England and Wales;

          (ii)  as of the Effective Date, it has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement is valid, binding and enforceable against it (subject to applicable principles of equity and bankruptcy and insolvency laws);

          (iii)  as of the Effective Date, it has and shall maintain the power and authority and all material governmental licenses, authorizations, consents and approvals to be obtained within England to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Agreement (but only to the extent that failure to do so would have a material adverse effect on the Licensee Business; but the foregoing does not include any representation regarding the operation of Licensee, as to which Licensor makes no representation);

          (iv)  as of the Effective Date, there are no (A) non-governmental third parties or (B) governmental or regulatory entities in England and Wales or the United States who are entitled to any notice of the transaction, licenses and services contemplated hereunder or whose consent is required to be obtained by Licensor for the consummation of the transaction contemplated hereunder;

          (v)  it and its licensors are the sole and rightful owners of all right, title and interest in and to the Licensor Technology and the Licensed Marks and all related Proprietary Rights therein and, other than the necessary third-party consents set forth in Exhibit D which relate to immaterial portions of the Licensor Technology, it has the unrestricted right to market, license and exploit the Licensor Technology and the Licensed Marks, including the right to grant the licenses granted to Licensee hereunder;

          (vi)  the Licensor Technology as delivered does not infringe or misappropriate any third-party Copyright or Trade Secret rights;

          (vii) as of the Effective Date, to the best of its knowledge, (a) no claims have been made in respect of the Licensor Technology or Licensed Marks and no demands of any third party have been made pertaining to them, and (b) no proceedings have been instituted or are pending or threatened that challenge the rights of Licensor in respect thereof;

          (viii) all software, firmware and systems containing software or firmware licensed to Licensee hereunder (collectively, "Software Systems") shall accurately and automatically handle and process all dates (including without limitation all leap years), date values, and date-related data, including, without limitation, interpreting, calculating, comparing and sequencing and prior to, during, and after January 1, 2000; and

          (ix)  all Software Systems shall substantially conform to the applicable user's manual, if any, specifications, and documentation delivered to Licensee in connection with each such Software System; and

          (x)  upon the request of Licensee, following the Effective Date and upon a mutually agreed upon schedule Licensor shall deliver the Current Licensor Technology required in respect of contractual commitments of Licensee then in effect.

        13.2    Representations and Warranties of Licensee.    Licensee represents, warrants and agrees that:

          (i)    it is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and it has the corporate power and is authorized under its charter and organizational documents to carry on its business as now conducted; and

          (ii)  it has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement is valid, binding and enforceable against it (subject to applicable principles of equity and bankruptcy and insolvency laws).

        13.3    No Warranty of Validity.    Nothing in this Agreement shall be construed as (a) a warranty or representation by Licensor as to the validity of any of Licensor's Patents, or (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license to Licensor's Patents is or will be free from infringement of patents of third parties.

14.  DISCLAIMER; LIMITATION OF LIABILITY.

        14.1    Warranty Disclaimer.    EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY HERETO MAKES ANY WARRANTIES, WHETHER EXPRESS OR OTHERWISE, CONCERNING ANY PROPRIETARY RIGHTS, LICENSOR TECHNOLOGY, LICENSEE TECHNOLOGY, LICENSEE DERIVATIVE WORKS, TRADEMARKS, PRODUCTS, PROCESSES, DESIGNS, DOCUMENTS OR INFORMATION LICENSED OR OTHERWISE PROVIDED PURSUANT TO THIS AGREEMENT, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES OF FREEDOM FROM ERRORS OR DEFECTS.

        14.2    No Consequential Damages.    NEITHER PARTY HERETO SHALL BE RESPONSIBLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY PROPRIETARY RIGHTS, LICENSOR TECHNOLOGY, LICENSEE TECHNOLOGY, LICENSEE DERIVATIVE WORKS, TRADEMARKS, PRODUCTS, PROCESSES, DESIGNS, DOCUMENTS OR INFORMATION LICENSED OR OTHERWISE PROVIDED PURSUANT TO THIS AGREEMENT.

        14.3    Limitation on Liability.    IN NO EVENT WILL EITHER PARTY'S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNT OF FIVE MILLION U.S. DOLLARS (US$5,000,000), EXCEPT FOR LIABILITY (EXCLUDING LIABILITY FOR PATENT INFRINGEMENT CLAIMS) ARISING OUT OF OR RELATED TO SECTION 12.1 (i) (SOLELY WITH RESPECT TO CLAIMS BASED ON A BREACH OF SECTION 13.1(v) AND/OR (vi)) OR SECTION 12.1 (ii) WHICH SHALL IN NO EVENT EXCEED THE AMOUNT OF TEN MILLION U.S. DOLLARS (US$10,000,000). Each Party acknowledges that its willingness to grant such rights as it grants to the other Party hereunder is expressly conditioned on its ability to disclaim and exclude such warranties and to limit its liabilities as set forth above.

15.  TERM AND TERMINATION; CONVERSION; TERMINATION OF SUPPORT FEES.

        15.1    Term.    This Agreement shall continue in effect, unless and until terminated in accordance with the provisions hereof.

        15.2    Termination or Conversion of Licenses

          (a)  On Material Breach by Licensee.    Licensor may (a) terminate this Agreement or (b) convert its licenses granted hereunder to non-exclusive, upon written notice to Licensee, if Licensee materially breaches Section 2.1 ("Licensor License"), 5 ("Licenses from Licensee"), 8.2 ("Support Fees"), 8.4 ("Additional Service Fees") or 11 ("Confidentiality") of this Agreement or any material provisions of the Branding Agreement and (i) fails to cure such breach within thirty (30) days of written notice to Licensee describing the breach in reasonable detail, and (ii) fails to make reasonably diligent efforts to begin to cure any such breach if a cure cannot be accomplished within thirty (30) days, provided that Licensor may terminate this Agreement or convert to non-exclusive its licenses and rights granted to Licensee immediately upon written notice to Licensee, if such material breach is not capable of cure.

          (b)  Conversion on Breach of Warranty.    Notwithstanding Section 15.2(a), all licenses granted hereunder to Licensee shall convert to non-exclusive upon written notice by Licensor to Licensee in the event that Licensor determines that Licensee has materially breached any representation or warranty made by Licensee in the Reorganization Agreement, and if such breach is capable of cure, Licensee has failed to cure such breach within sixty (60) days after receiving written notice describing such breach; provided, however, that such conversion shall take place only if the "Damages" (as that term is defined in the Reorganization Agreement) suffered by Licensor as a result of Licensee's breach exceed the "Interactive Network Indemnification Cap" (as that term is defined in the Reorganization Agreement).

        15.3    Termination on Material Breach of Licensor; Termination of Support Fees.    If Licensor materially breaches any material provision of this Agreement and (i) fails to cure such breach within thirty (30) days of written notice describing the breach in reasonable detail ("Default Notice"), or (ii) fails to make reasonably diligent efforts to begin to cure any such breach if a cure cannot be accomplished within thirty (30) days and to cure such breach within ninety (90) days of the Default Notice, then Licensee shall have the right to: (a) commence the dispute resolution procedures set forth in Section 16.5 ("Arbitration") and/or seek remedies under Section 11.6 ("Injunctive Relief"), as applicable; (b) terminate Licensor's licenses by delivering written notice thereof to Licensor; and/or (c) so long as such breach remains uncured, terminate its obligation to pay Support Fees pursuant to Section 8.2 ("Support Fees") by delivering written notice thereof; provided, however, that any such election to terminate its obligation to pay Support Fees shall not relieve Licensee from any of its obligations to pay any Support Fees earned or accrued before the date of such election or after such breach has been cured.

        15.4    Termination on Cessation of Licensee Business Operations.    Upon any of the following events:

          (a)  the filing by Licensee of a petition in bankruptcy;

          (b)  any adjudication that Licensee is bankrupt or insolvent;

          (c)  the filing by Licensee of any legal action or document seeking reorganization, readjustment or arrangement of Licensee's business under any law relating to bankruptcy or insolvency;

          (d)  the appointment of a receiver or bankruptcy trustee for all or substantially all of the property of Licensee;

          (e)  the making by Licensee of any general assignment for the benefit of creditors;

          (f)    the institution of any proceedings for the liquidation or winding up of Licensee's business or for the termination of its corporate charter, provided, in the event such proceedings are involuntary, the proceedings are not dismissed within ninety (90) days; or

          (g)  the cessation of normal business operations of Licensee:

        This Agreement shall immediately and automatically terminate.

        15.5    Effect of Termination.

          (a)  Except as otherwise provided in this Section 15.5, all rights and obligations of the Parties hereunder shall cease upon termination of this Agreement. The definitions and the following sections and subsections shall survive any termination of this Agreement on the dissolution of Licensee or termination of any license granted hereunder automatically or by any Party: Sections 8.2 ("Support Fees") (to the extent any amounts are owed to Licensor hereunder), 8.4 ("Additional Service Fees") (to the extent that any amounts are owed to Licensor hereunder), 8.6 ("Audit") (for three (3) years following termination), 10 ("Intellectual Property Rights"), 11 ("Confidentiality"), 12.1 ("Licensor Obligation"), 12.2 ("Condition to Obligations"), subsections (v), (vi), (viii) and (ix) of 13.1 ("Representations and Warranties of Licensor"), 13.3 ("No Warranty of Validity"), 14 ("Disclaimer; Limitation of Liability"), 15 ("Term and Termination; Conversion; Termination of Support Fees"), and 16 ("Miscellaneous").

          (b)  Upon termination of this Agreement due to the dissolution, liquidation, winding up, or other event described in Section 15.4 ("Termination on Cessation of Licensee Business Operations"), (i) all licenses granted by Licensor pursuant to this Agreement prior to its termination shall terminate, (ii) Licensee shall cooperate with Licensor in transitioning back to Licensor the responsibility to police, protect and enforce Licensor's Proprietary Rights in the Territory, and (iii) each Party shall return or destroy all Confidential Information of the other Party in its possession or control, including all copies thereof, whether tangible or in electronic form or otherwise.

        15.6    Performance Under Sub-Licenses.    Upon termination of this Agreement due to the dissolution, liquidation, winding up, or other event described in Section 15.4 ("Termination on Cessation of Licensee Business Operations"), or upon the termination or any conversion of the license grant in Section 2.1 ("Licensor License") from exclusive to non-exclusive pursuant to Section 15.2 ("Termination or Conversion of Licenses on Material Breach by Licensee"), or upon any failure by Licensee to perform under any sublicense or Third Party Arrangement entered into by Licensee (and/or Licensor) that is expressly described on Exhibit E hereto, Licensor may, in its sole discretion, elect to continue performing Licensor's and/or Licensee's obligations under such sublicense or Third Party Arrangement, and Licensor shall receive any payments with respect to the performance by Licensor thereunder. Said Exhibit E may be amended at any time and from time to time before expiration or termination of this Agreement only as the Licensor and Licensee shall mutually agree in writing. The sublicenses and Third Party Arrangements described on Exhibit E may contain provisions sufficient to enable Licensor to assume or perform Licensee's rights and obligations as permitted under this Section 15.6. Licensee hereby grants to Licensor a royalty-free, perpetual sublicense under all of the licenses granted pursuant to Section 2.1 above to take such actions as Licensee is authorized to take under Section 2.1, together with a royalty-free, perpetual license to use, modify, prepare derivative works from, sublicense and distribute the Licensee Derivative Works, in each case only to the extent reasonably necessary for Licensor to continue or perform its obligations under sublicenses and Third Party Arrangements in accordance with this Section 15.6.

16.  MISCELLANEOUS.

        16.1    Force Majeure.    Neither Party shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure caused by any event or condition not existing as of the date of this Agreement and not reasonably within the control of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of Governmental Authorities, riots, insurrections, or any other cause beyond the control of the Parties; provided that the affected Party promptly notifies the other Party of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

        16.2    Assignment.    Neither this Agreement nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, or otherwise encumbered or disposed of, in whole or in part, whether voluntarily or by operation of law, or otherwise, by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or otherwise transfer this Agreement without the other Party's consent to a successor in interest of such Party in connection with the acquisition of all or substantially all of its assets or its merger with or into another entity or other reorganization, combination or change in control ("Merger Assignment"), and provided further that, in the event of such a Merger Assignment by Licensee, Licensee shall be required to obtain the consent of Licensor, which consent shall not be unreasonably withheld. Any attempted assignment, transfer, pledge, encumbrance or disposition, in whole or in part, whether voluntary, by operation of law or otherwise, whether in violation or compliance with this Section 16.2 (including without limitation a Merger Assignment) shall be subject to the Licensor Right of First Refusal described in Section 2.6 above. This Agreement shall inure to the benefit of and be binding upon the Parties' permitted successors and assigns.

        16.3    Notices.    All notices and communications required, permitted or made hereunder or in connection herewith shall be in writing and shall be mailed by first class, registered or certified mail

(and if overseas, by airmail), postage prepaid, or otherwise delivered by hand or by messenger, or by recognized courier service (with written receipt confirming delivery), addressed:

If to Licensee, to:	Two Way TV Ltd. Beaumont House Kensington Village Avonmore Road London, England W148TS
with a copy to:	Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, California 94025, U.S.A. Attn: Scott Blickenstaff
(a) If to Licensor, to:	Two Way TV (US), Inc. 6300 Wilshire Boulevard, Suite 1750 Los Angeles, CA 90048 Attn: Bruce W. Bauer
with a copy to:	Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, California 94025, U.S.A. Attn: Scott Blickenstaff

        Each such notice or other communication shall for all purposes hereunder be treated as effective or as having been given as follows: (i) if delivered in person, when delivered; (ii) if sent by mail or airmail, at the earlier of its receipt or at 5 p.m., local time of the recipient, on the seventh day after deposit in a regularly maintained receptacle for the deposition of mail or airmail, as the case may be; and (iii) if sent by recognized courier service, on the date shown in the written confirmation of delivery issued by such delivery service. Either Party may change the address and/or addressee(s) to whom notice must be given by giving appropriate written notice at least seven (7) days prior to the date the change becomes effective.

        16.4    Export Control.    Without in any way limiting the provisions of this Agreement, each of the Parties hereto agrees that no products, items, commodities or technical data or information obtained from a Party hereto nor any direct product of such technical data or information is intended to or shall be exported or reexported, directly or indirectly, to any destination restricted or prohibited by Applicable Law without necessary authorization by the Governmental Authorities, including (without limitation) the United States Bureau of Export Administration (the "BEA") or other Governmental Authorities of the United States, Canada or England with jurisdiction with respect to export matters.

        16.5    Arbitration.

        (a)  Except as set forth below, any disputes arising between the Parties in connection with this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved through such discussions within a period of sixty (60) days after delivery of such notice, the dispute shall be finally resolved exclusively by confidential arbitration pursuant to the rules of the American Arbitration Association in San Francisco, California, U.S.A., or such other location agreed between the Parties; provided, however, that the arbitrators shall be empowered to hold hearings at other locations within or without the United States. The appointing authority shall nominate all three arbitrators. The arbitrators shall not have the power to impose any obligation on either of the Parties, or take any other action, which could not be imposed or taken by a federal or state court sitting in the State of Delaware. The judgment upon award of the arbitrators shall be final and binding and may be enforced in any court of competent jurisdiction in the United States or England and Wales, and each of the Parties hereto unconditionally submits to the jurisdiction of such court for the purpose of any proceeding seeking such enforcement. The fees and expenses of the arbitrators shall be paid by the Parties to the dispute in equal shares, unless the arbitrators determine that the conduct of either Party (with regard to the subject matter of the dispute and/or the arbitration proceedings) warrants divergence from this rule, in which event an appropriate costs order may be made. Subject only to the provision of Applicable Law and Section 11.6 ("Injunctive Relief"), the procedure described in this Section 16.5 shall be the exclusive means of resolving disputes involving Licensor and arising under this Agreement.

        (b)  Confidential Resolution.    All papers, documents or evidence, whether written or oral, filed with or presented to the panel of arbitrators shall be deemed by the Parties and by the arbitrators to be Confidential Information. No Party or arbitrator shall disclose in whole or in part to any other person any Confidential Information submitted in connection with the arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute. Confidential Information may be disclosed (i) to attorneys, (ii) to Parties, and (iii) to outside experts requested by either Party's counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this section, that such expert agrees to comply with the confidentiality terms of this section, and that such expert will not use any Confidential Information disclosed to such expert for personal or business advantage.

        16.6    Entire Agreement.    This Agreement and the Associated Agreements, and the attachments and exhibits hereto and thereto, embody the entire agreement and understanding between the Parties with respect to the subject matter hereof, superseding all previous and contemporaneous communications, representations, agreements and understandings, whether written or oral, including without limitation the Joint Venture License Agreement. Neither Party has relied upon any representation or warranty of the other Party except as expressly set forth herein and in the Associated Agreements.

        16.7    Modification.    This Agreement may not be modified or amended, in whole or part, except by a writing executed by duly authorized representatives of both Parties.

        16.8    Announcement.    The Parties may announce the existence of the Parties' relationship and this Agreement only at a time and in a form to be mutually determined, except for any such disclosure required by law, governmental authorities or stock exchanges. Neither Party shall unreasonably withhold its consent to a time proposed by the other Party.

        16.9    Severability.    If any term or provision of this Agreement shall be determined to be invalid or unenforceable under Applicable Law, such provision shall be deemed severed from this Agreement, and a reasonable valid provision to be mutually agreed upon shall be substituted. In the event that no reasonable valid provision can be so substituted, the remaining provisions of this Agreement shall remain in full force and effect, and shall be construed and interpreted in a manner that corresponds as far as possible with the intentions of the Parties as expressed in this Agreement.

        16.10    No Waiver.    Except to the extent that a Party hereto may have otherwise agreed in writing, no waiver by that Party of any condition of this Agreement or breach by the other Party of any of its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other Party, nor shall any forbearance by the first Party to seek a remedy for any noncompliance or breach by the other Party be deemed to be a waiver by the first Party of its rights and remedies with respect to such noncompliance or breach.

        16.11    Nature of Rights.    Each Party shall have the rights licensed under this Agreement to the other Party's technology and the related Proprietary Rights when created, developed or invented regardless of whether physically delivered to such Party. All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "Bankruptcy Code"), licenses of "Intellectual property" within the scope of Section 101 of the Bankruptcy Code.

        16.12    Governing Law.    The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of Delaware, U.S.A., without regard to its conflicts of laws principles. The Parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

        16.13    No Agency or Partnership.    This Agreement shall not constitute an appointment of either Party as the legal representative or agent of the other Party, nor shall any Party have any fight or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, the other Party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership, association, joint venture, or similar entity by or between the Parties hereto.

        16.14    Heading.    The section and other headings contained in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

        16.15    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same instrument.

        16.16    No Third Party Beneficiaries.    The Parties intend and agree that no other Person, entity or other party shall be considered a third-party beneficiary of this Agreement. Nothing contained in this Agreement shall be construed to create rights for any third party beneficiary.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate and delivered by their duly authorized representatives on the date set forth above.

TWO WAY TV (US), INC.	TWO WAY TV LTD.
/S/ BRUCE W. BAUER By: Bruce W. Bauer Title: Chairman and Chief Executive	/s/ PIERS WILSON By: Piers Wilson Title: Finance Director

EXHIBIT A

LICENSEE BUSINESS

        "Licensee Business" shall mean developing, marketing, supplying, operating and licensing certain digital (and analog) interactive and other related services, products and technology in the Territory.

A-1

EXHIBIT B

DESCRIPTION OF CURRENT LICENSOR TECHNOLOGY

        This description of Current Licensor Technology is for descriptive purposes only. Licensor makes no representations or warranties with respect to Licensor Technology other than as specifically set forth in Section 13 of this Agreement.

Introduction

        The Two Way TV System allows the delivery of a platform and network independent interactive entertainment service. The service is initially targeted at Set-Top Boxes (STBs) in customer's homes, but is equally applicable in many other environments.

        The system described in this document is the second iteration of the Two Way TV System. The first version was used to support a substantial field trial with several thousand customers over a period of three years.

        The "Two Way TV Service' is the entire package provided by Two Way TV. The "Two Way TV System' is the technology components provided by Two Way TV that allow the service to be operated

        The Two Way TV service is based on extensible technology that is capable of delivering simultaneous service across multiple networks.

        The system is divided into distinct layers, as illustrated below:

        The Two Way TV system includes components either side of the service provider's infrastructure. The different layers within the system are used to provide as much abstraction as possible to ensure that introduction of support for new platforms can be achieved as quickly as possible.

        The abstraction layers allow all internal components within the CCS system that manage the delivery of data and return path data processing to operate on a known data also ensure that new platforms can leverage the functionality available to existing platforms.

        The diagram below expands on the initial layers, providing more detail in each. Each of the separate modular components illustrated below are discussed later in this document.

        As can be seen from the diagram, the system is divided into three main areas, Central Systems, the Broadcast Network, and the STB (or client). The Central Systems and STB areas are provided by the Two Way TV system. In the majority of deployments the Broadcast Network will be the responsibility of the service provider.

        The main components of both the CCS and the engine in the STB (or client) are described in the following sections.

Central Computer System (C.C.S.)

        The Two Way TV Central Systems (CCS) deliver the Two Way TV service to the supported infrastructures. The software is developed and deployed on Sun Solaris UltraSPARC™ workstations.

        The CCS system is a collection of collaborating services that combine to provide the Two Way TV functionality required in a given installation. This results in a system that can be tailored to specific requirements and commercial arrangements.

  Standard Service Set

        The following services are the key services included in a standard CCS system. All services can be enabled or disable for a given CCS configuration, although is does not make sense to disable certain services, such as messaging! Services can be easily added to the CCS system. Currently, development versions of the system support far more services than are presented here.

  CCS Core

        This service is responsible for bringing up the system and subsequent monitoring of other active services. This also provides the functionality to start and stop services at run-time.

  Messaging Service

        This service provides the messaging functionality used by the CCS to communicate with all external clients (Two Way TV Tools, return path data etc.).

  Schedule Service

        This provides a central scheduling facility within the CCS. This can be used to schedule CCS events, and control messages can be scheduled to automate CCS operation.

  Storage Service(s)

        These provide all of the permanent storage facilities required by the CCS.

  Broadcast Service

        Provides all data broadcast functionality within the CCS. This service includes the broadcast system interfaces for all supported platforms. This is not defined as a core service as the CCS system may not be used for broadcast applications in certain configurations.

  Broadcast Game Service

        Provides Enhanced TV and Games Lounge style functionality. The service handles application broadcast, real-time data transmission, game synching, real-time management and control of the game and all other aspects of broadcast game play.

  Return Path Service

        This service provides standard return path processing, vote processing, score processing and an active scoring algorithm using the Two Way TV patented score gathering technique.

  Chat Service

        This service provides a chat engine that can be accessed using the CCS messaging system. This allows applications/games to access chat functionality, as well as stand-alone chat applications to be built.

  Broadcast System Interfaces

        The CCS system produces data for broadcast in an abstract form. It is the job of the broadcast system interface to convert this data into an appropriate form for the target platform.

        This may involve, for example, using different methods of data transmission for different types of components, using a broadcast carousel for application components such as executable code, bitmaps fonts etc., and using a separate out-of-band communications channel for the applications real-time data. Additionally the broadcast system interface may convert, manipulate, or process the application components and/or real-time data.

        The CCS itself provides a messaging API for external clients. The same API is used internally by CCS components such as return path handling and application control services. Not only does this allow application developers to define the data transmitted to their application but also allows them to define the format of return path data and the processing that takes place on that data.

  Scalability and Robustness

        The growth of the Two Way TV service will impact the performance requirements of the CCS system. This is a factor of how many different services are offered, the number of different infrastructures being supported, and the number of subscribers. The number of services and infrastructures being supported affects the transmission section of the CCS and the number of subscribers increasing affects the return path sub-systems. The impact of increased subscribers will only be substantial if applications requiring feedback from all subscribers are used.

        The architecture of the system allows new infrastructures to be supported easy and with no disruption to the rest of the system. This allows for rapid implementation and test times.

        The CCS has been designed from the ground up to be a multi-threaded distributed system. Entire sub-systems can be hosted on different systems if necessary with very little effort. The multi-threaded nature of the system also means significant performance improvements can be achieved by simply adding processors to the hosting workstation.

        Given the broadcast nature of the Two Way TV system it is critical that the central systems are robust. This can be measured in a number of ways. The system must itself have integrity to ensure that operation is uninterrupted during operational periods. In addition to this features must be provided to ensure that known failure modes can be handled. Operating system crashes, both Sun and Windows NT will affect the operation of the system. Currently a crash of the operating system hosting the control tools would have no effect on the operation of the system.

        Protection is built into the CCS program itself to provide best efforts to handle a rogue sub-system by detecting abnormal behaviour and shutting down the sub-system responsible.

CCS Toolset

        The CCS comes complete with a set of Windows NT™ based tools. These provide an easy to use front-end interface to the Two Way TV CCS system:

  Mission Control

        This is the main CCS control tool. It allows initiation and the subsequent management of Two Way TV applications. The tool clearly displays the state of running applications, and allows the user to adjust the timing of the application. The application can also be paused, terminated early, and the like.

  CCT Tool

        This is the primary real-time content creation tool. It allows custom templates to be created for each Two Way TV application.

  Authoring Tools

        Two Way TV have developed application authoring tools for each supported target platform. These provide a more productive and time-efficient route to authoring than the standard facilities provided with the target platforms.

  LIPS Tools

        These are a set of Windows NTTM based applications which are used to support real-time applications. These tools are usually application specific and are geared towards a live broadcast environment where operators require a simple to use interface reducing the risk of transmission errors. Typically a live tool will include a database of possible live data and the operator will simply select the correct data to send at the appropriate time.

        In addition to these a universal tool is provided that provide generic live application support which is useful for initial prototypes.

Two Way TV Engine

        Many set top box execution environments do not provide the functionality necessary to support Two Way TV applications. These applications require very specific yet simple functionality. As a minimum, Two Way TV applications require:

  •
  Reliable, Live broadcast message protocols

  •
  Video/Time Synchronisation (including an accurate set top clock)

  •
  Fairness

  •
  Security

  •
  Efficient Return Path Use

        Some of the above requirements are met by systems compliant with the ATVEF specification for enhanced TV content. Underlying standards such as DVB or ATSC provide access to the underlying networks.

        On platforms where one or more of these do not exist, the Two Way TV Engine may provide them.

        The Two Way TV Engine can be used in both one-way broadcast and two way video systems, and is designed to be compatible with all international standards for both analog and digital video systems.

  Overview

        The Two Way TV Engine is a native code plug-in, which provides access to Two Way TV services delivered on the underlying network. In the context of the Engine, native code may mean low level set top specific code or high-level application code; implementation depends on platform capability.

        The Engine can also provide access to commonly used services and building blocks utilised by Two Way TV applications and interactive services.

        The objective of the Engine is to provide a common set of capabilities to application developers, which hide the native implementations of message queues and underlying network protocols. It does not inhibit access to desirable features found on some platforms and networks. It is important that application developers may make use of technologies provided by a set top box without becoming bogged down with implementation issues.

        It is important that the handling of Two Way TV service specific messages, particularly real time messages is carried out as efficiently as possible. By providing a core Engine to handle this, it removes the responsibility from the application developer and ensures a reliable fast and efficient core on which to base applications. Furthermore, changes to the underlying protocols do not warrant code changes or recompiling of Two Way TV applications.

        The handling of Two Way TV service specific messages within a well defined core Engine allows the use of a common messaging protocol across different platforms. This enables one head end Central Computer System (CCS) to drive services across multiple platforms and networks.

Engine Reference Architecture

        The Two Way TV Engine Reference Architecture is a high level view of a generic set top box environment. The architecture demonstrates the physical implementation of the Two Way TV Engine in relation to other set top box software components and existing digital TV standards.

        In the Reference Architecture, the Two Way TV Engine bridges the gap between the functionality specified by existing environments (such as OpenTV, PowerTV, ATVEF) and the functionality required for Two Way TV.

ATVEF Based Engine

        The Reference Architecture may be based on an ATVEF compliant receiver. The ATVEF specification for enhanced television programming uses existing Internet technologies. It delivers enhanced TV programming over both analog and digital video systems using terrestrial, cable, satellite and Internet networks.

  •
  ATVEF mandates support for the following standard specifications:

  •
  HTML 4.0 (Frameset Document Type Definition)

  •
  CSS 1

  •
  ECMAScript

  •
  DOM 0

        With the inclusion of ATVEF Triggers (All forms of ATVEF transport involve data delivery and triggers), most of the Two Way TV Engine may be coded as client JavaScript delivered within applications.

Functional Elements

        The functional elements of the Two Way TV Engine may be broken down into the following components:

  •
  High Level Engine API

  •
  Live message Handling

  •
  Two Way TV Live Message Protocol

  •
  Timing and Synchronisation

  •
  Return Path Management

  •
  Low Level Abstraction Layer

        These core components of the Engine offer a common API to the application developer. This API may be in the form of direct function calls or through an event model, depending on target platform.

High Level Engine API

        This module provides a standardised API to the application developer. Depending on target platform, this API may be direct function calls, an event model or a combination of the two. In the Reference Architecture, based on an ATVEF compliant receiver, the API is based on a JavaScript event model.

        The primary purpose of this API is to simplify access to the Two Way TV Engine and the underlying environments API.

Live Message Handling

        This module provides a reliable timed delivery of messages to the application. The messages are delivered to this module using the Two Way TV Live Message Protocol. The messages passed to the application by this module are guaranteed to be in order and on time. Some messages handled by this module may not be passed all the way to the application, but are used to control behaviour of the Engine itself.

Two Way TV Live Message Protocol

        The Two Way TV Live Message Protocol is a multi-layered specification, which includes definitions for application, system and transport level protocols. Only those layers that are not provided by the underlying set top and network are required. In most cases, a DVB or ATSC broadcast bitstream is used to carry the Two Way TV data. Two Way TV system and transport layers may be used in lieu of system provided transports such as ATVEF (type A or type B) or DVB carousels (DSM-CC).

        Optionally, the Two Way TV Message Protocol also provides a definition for physical layer transports though this is normally provided by the underlying network in the form of DVB or ATSC compliant bit streams within the broadcast.

        The Two Way TV Message Protocol does not limit what content can be sent, but rather provides a common set of capabilities so that content developers can author content once for delivery to multiple platforms.

Return Path Handler

        This module handles the complex issues arising through the use of the return path feature found on many set top boxes. Network bandwidth and head end capacity issues make this an important part of the Two Way TV Engine. The Return Path Handler is controlled by both the Two Way TV application and by messages from the Head End delivered through the Live Message Handlers.

Timing and Synchronisation

        This module controls the execution of Two Way TV applications and services relative to a common clock. Timing and synchronisation of applications is controlled by messages broadcast from the Head End by the Central Computer System (CCS).

Low Level Abstraction Layer

        This module is present to allow an element of re-use within the code which implements the core Engine. The Low Level Abstraction Layer may not necessarily be present in all implementations. Alongside the abstraction of Operating System services, its key contribution to the Engine is the provision of debugging and development support macros and functions.

Title	Two Way TV Reference	Country	Applicant	Application Number	Application on Date	Grant Date	Grant Number
Method and apparatus for sampling remote data sources	Active Scoring Algorithm	CA	Two Way TV Limited	2279890	10-Aug-99
Method and apparatus for transmitting data	Handset Multiplexing	CA	Two Way TV Limited	2252074	25-Nov-98
Interactive predictive game control	LIPS	CA	Two Way TV Limited	2231946	22-Apr-98
Delivering interactive applications	Multiple Architectures	CA	Two Way TV Limited	2279069	28-Jul-99
Broadcasting interactive applications	Status Flag	CA	Two Way TV Limited		Oct-99
Method and apparatus for input of data	Time Stamping	CA	Two Way TV Limited	2252021	18-Nov-98
Interactive communication system	Tokens	CA	Two Way TV Limited	2225317	30-Jan-98
Method and apparatus for transmitting data	Variable Priority	CA	Two Way TV Limited	2229772	18-Mar-98
Method and apparatus for sampling remote data sources	Active Scoring Algorithm	USA	Two Way TV Limited	09/376244	18-Aug-99
Game playing system	Handset Interface	USA	Two Way TV Limited	08/672591	14-Oct-94	18-May-99	5905523
Method and apparatus for transmitting data	Handset Multiplexing	USA	Two Way TV Limited	09/203967	2-Dec-98
Interactive predictive game control	LIPS	USA	Two Way TV Limited	09/064118	21-Apr-98
Delivering interactive applications	Multiple Architectures	USA	Two Way TV Limited	09/366064	2-Aug-99
Status Flag	Status Flag	USA	Two Way TV Limited		Oct-99
Method and apparatus for input of data	Time Stamping	USA	Two Way TV Limited	09/203458	2-Dec-98
Interactive communication system	Tokens	USA	Two Way TV Limited	09/019892	6-Feb-98
Method and apparatus for transmitting data	Variable Priority	USA	Two Way TV Limited	09/039202	13-Mar-98

US and CA pending National Phase patent applications
Interactive television broadcast system	Automatic capture of viewing figures		Two Way TV Limited	99303717.5	12-May-99
Interactive applications			Two Way TV Limited	98309944.1	4-Dec-98
Interactive applications	Delayed program start Security		Two Way TV Limited	99303495.5	4-May-99
Licensed Technology
Input device for inputting positional information	Puck (X-Y Sensor)	CA	David Woodfield	2241506	22-Jun-98	17-Aug-99	Awaiting Details
Input device for inputting positional information	Puck (X-Y Sensor)	USA	David Woodfield	09/004675	8-Jan-98
Square wave sensor (pending National Phase)	Square wave sensor		David Woodfield	PCT/GB98/03731	18-Dec-99
Method and apparatus for generating a display signal	Multichannel Game	US & CA	David Woodfield	1
				Awaiting details

Required Consents

        The following are the agreements in effect as of the Effective Date pursuant to which third parties have licensed certain technology and/or proprietary rights to Licensor which are incorporated in the Current Licensor Technology and which Licensor may sublicense to Licensee as part of the Licensor Technology subject to such third parties' prior written consent (not to be unreasonably withheld). Licensor agrees to make its best efforts to obtain such consents as soon as practicable after the Effective Date and to promptly thereafter provide a copy of each such consent.

        License Agreement between David Woodfield and Licensor dated 2 April 1998.

EXHIBIT C

SUPPORT SERVICES

        Licensor shall provide and deliver future Licensor Technology and associated Proprietary Rights to Licensee in accordance with Section 4.1 ("Licensor Delivery") of this Agreement.

        Licensor shall provide Licensee with on-going technical training and support services in connection with the Licensor Technology licensed to Licensee under the Agreement. Such support shall include, without limitation, maintenance and bug fixes to Licensor Technology and appropriate further training of Licensee personnel with respect to upgraded or improved Licensor Technology.

        Licensor shall have no obligation to provide support with respect to any Licensee modifications to Licensor Source Code except as provided in Section 4.1(b) ("Deliverable Source Code") of this Agreement.

        Licensor shall use commercially reasonable efforts to acquire or recruit the necessary resources and personnel to satisfy Licensee's reasonable requirements for support.

        Licensor and Licensee will discuss and agree in good faith upon and generate in writing appropriate service level agreements and escalation procedures for on-going support services.

General

        The Support services shall be provided in consideration of the fees described in Section 8.2 ("Support Fees") of the Agreement.

        Notwithstanding the above, if at any time any member of Licensor's senior management team is requested to travel to the United States at Licensee's direct request, then Licensee shall pay for the reasonable travel and accommodation costs incurred by Licensor with respect to such visit. This will not include, however, situations where the travel is necessary because of deficiencies in the Licensor Technology, or as a result of problems in the quality, or responsiveness, of Licensor support. In such instance the costs are the obligation of Licensor.

        In addition, Licensee may request Licensor to provide staff on secondment to Licensee. If Licensor can reasonably meet this request, such staff shall be assigned to Licensee and Licensee shall reimburse Licensor for all salary and related direct costs for such employees or contractors during the period of their secondment unless the staffing was necessary because of deficiencies in the Licensor Technology, or the failure of Licensor to properly and punctually meet the Licensor required support role, in which case the costs are the obligation of Licensor and Licensor shall supply whatever staffing is required to immediately (defined as within a reasonable time based upon the priority of the deficiency or failure to perform the support role by Licensor) correct the problem.

        Licensor shall perform all of its Support services hereunder in a commercially reasonable manner.

        Licensor and Licensee shall each use their best efforts to cooperate with each other with respect to the Support services.

C-1

        Without limiting the general obligations above the table below outlines the Parties' intended general split of responsibilities between Licensee and Licensor with respect to Licensor Technology, delivered in accordance with Section 4.1:

Licensor Responsibility	Licensee Responsibility
Provision of documentation for current and future technology	Creation and maintenance of a Licensee technology group, comprising appropriately skilled individuals
Provision of new, improved and upgraded technology	Licensee to provide its own technical support team, to be trained by Licensor
Provision of training to appropriately qualified Licensee staff	Produce localization and customizations of games and technology for the U.S. market
24hr support for emergency or operationally critical issues
Timely support of technology delivered to Licensee and code modifications requested by Licensee	Documented requests for modifications and improvements to Licensor Technology

Documentation

        Licensor will deliver documentation for all technology delivered to Licensee. This documentation shall include, but not be limited to, a description of each component or module of the products, source code, and a complete set of API's (Application Programming Interfaces) for each component or module. The API's will be complete and detailed enough so that a reasonably skilled software programmer would be able to write a replacement component or module and have it interface and communicate with all the other necessary parts of the system, without any undue difficulty.

Response Time

        Licensor will respond immediately (defined as within a reasonable time based upon the priority of the deficiency or failure to perform the support role by Licensor) with support to Licensee if a problem occurs which significantly affects the performance of services to Licensee's customers or partners, and where Licensee personnel cannot reasonably solve such problem in a timely manner. Licensor agrees that such problems can occur without prior warning, and consequently cannot expect Licensee to give advance notice thereof. Licensor will make its best efforts to solve the problem, even to the extent of sending personnel to the Licensee facility, if necessary.

        If Licensee requests an improvement, extension, or modification to the Licensor Technology which is not practical for Licensee to implement, Licensor agrees to make such modifications in a timely fashion and at a cost at no more than its standard rate. The schedule will be worked out in good faith between Licensor and Licensee and will be based upon a high priority requirement, if so deemed by Licensee.

C-2

EXHIBIT D

ESCROW AGREEMENT

D-1

EXHIBIT E

CERTAIN SUBLICENSES AND THIRD PARTY ARRANGEMENTS

        To be updated by the parties upon the Effective Date to reference that certain Carriage Agreement among Licensee, Licensor and AT&T.

E-1

-i-

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AMENDED AND RESTATED LICENSE AGREEMENT
RECITALS
EXHIBIT A LICENSEE BUSINESS
EXHIBIT B DESCRIPTION OF CURRENT LICENSOR TECHNOLOGY
EXHIBIT C SUPPORT SERVICES
EXHIBIT D ESCROW AGREEMENT
EXHIBIT E CERTAIN SUBLICENSES AND THIRD PARTY ARRANGEMENTS
TABLE OF CONTENTS